Exhibit 99.1

Forward Industries, Inc. 700 Veterans Hwy, Suite 100 Hauppauge, NY 11788 www.forwardindustries.com

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2020 THIRD QUARTER RESULTS

Revenues of $9.5 million and Net loss of $215 thousand for the quarter

Hauppauge, NY – August 14, 2020 – Forward Industries, Inc. (NASDAQ:FORD), a single source solution provider for the full spectrum of hardware and software product design and engineering services as well as a designer and distributer of carry and protective solutions, today announced financial results for its third fiscal quarter ended June 30, 2020.

Third Quarter 2020 Financial Highlights

•	Revenues were $9.5 million compared to $9.9 million from the third quarter of 2019 a decrease of 3.6%.

•	Gross margin decreased to 18.6% compared to 19.1% in the third quarter of 2019.

•	Net loss was $215 thousand compared to a net loss of $104 thousand in the third quarter of 2019.

•	Net loss per share was $0.02 compared to net loss per share of $0.01 for the third quarter of 2019.

•	Cash and cash equivalents totaled $3.1 million at June 30, 2020.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “Like most other companies, this was a challenging quarter with our business continuing to be adversely impacted by delays within the retail sector and uncertainty which has slowed the growth of our design business. However, overall, I am pleased at the Company’s resilience and performance in spite of these extraordinary trading conditions and am encouraged by recent developments. I continue to have confidence in the future.”

The tables below are derived from the Company’s condensed consolidated financial statements included in its Form 10-Q filed on August 14, 2020 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarters ended June 30, 2020 and 2019. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

About Forward Industries

Forward is a fully integrated design, development and manufacturing solution provider to top tier medical and technology customers worldwide. Through its acquisition of Intelligent Product Solutions (“IPS”), the Company has expanded its ability to design and develop solutions for our existing multinational client base and expand beyond the diabetic product line in to a variety of industries with a full spectrum of hardware and software product design and engineering services. In addition to our existing design and distribution of carry and protective solutions, primarily for handheld electronic devices, we are now a one-stop shop for design, development and manufacturing solutions serving a wide range of clients in the industrial, commercial and consumer industries.

Contact:

Forward Industries, Inc.

Anthony Camarda

(631) 547-3041

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2020	2019
	(Unaudited)
Assets

Current assets:
Cash	$3,084,635	$3,092,813
Accounts receivable, net	8,264,935	6,695,120
Inventories	727,419	1,608,827
Prepaid expenses and other current assets	502,893	441,502

Total current assets	12,579,882	11,838,262

Property and equipment, net	219,375	243,002
Intangible assets, net	1,126,299	1,248,712
Goodwill	1,167,427	2,182,427
Investment	–	326,941
Operating lease right of use assets, net	3,409,259	–
Other assets	138,002	255,008

Total assets	$18,640,244	$16,094,352

Liabilities and shareholders' equity

Current liabilities:
Line of credit	$1,000,000	$1,300,000
Accounts payable	297,098	315,444
Due to Forward China	3,199,874	3,236,693
Deferred income	525,763	219,831
Current portion of notes payable	2,196,621	1,654,799
Current portion of capital leases payable	24,733	39,941
Deferred consideration	296,000	834,000
Current portion of operating lease liability	238,413	–
Accrued expenses and other current liabilities	625,540	694,972
Total current liabilities	8,404,042	8,295,680

Other liabilities:
Capital leases payable, less current portion	15,402	26,438
Deferred rent	–	60,935
Operating lease liability, less current portion	3,278,908	–
Notes payable, less current portion	759,949	–
Total other liabilities	4,054,259	87,373

Total liabilities	12,458,301	8,383,053

Commitments and contingencies

Shareholders' equity:

Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,583,851 and 9,533,851 shares issued and outstanding at June 30, 2020 and September 30, 2019, respectively	95,838	95,338
Additional paid-in capital	19,074,747	18,936,130
Accumulated deficit	(12,988,642)	(11,320,169)

Total shareholders' equity	6,181,943	7,711,299

Total liabilities and shareholders' equity	$18,640,244	$16,094,352

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2020	2019	2020	2019

Revenues, net	$9,548,732	$9,909,452	$25,872,963	$28,265,202
Cost of sales	7,773,944	8,014,998	20,925,017	23,756,862
Gross profit	1,774,788	1,894,454	4,947,946	4,508,340

Sales and marketing	464,247	539,072	1,478,880	1,437,047
General and administrative	1,485,447	1,405,249	4,324,798	4,676,748
Goodwill impairment	–	–	1,015,000	–

Loss from operations	(174,906)	(49,867)	(1,870,732)	(1,605,455)

Fair value adjustment of earn-out consideration	–	–	350,000	–
Fair value adjustment of deferred cash consideration	(3,000)	–	(12,000)	–
Interest expense	(37,148)	(52,216)	(132,275)	(150,304)
Other expense, net	(148)	(1,979)	(3,466)	(9,735)

Net loss	$(215,202)	$(104,062)	$(1,668,473)	$(1,765,494)

Net loss per share:
Basic	$(0.02)	$(0.01)	$(0.18)	$(0.19)
Diluted	$(0.02)	$(0.01)	$(0.18)	$(0.19)

Weighted average common shares outstanding:
Basic	9,534,407	9,533,851	9,534,034	9,531,422
Diluted	9,534,407	9,533,851	9,534,034	9,531,422

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